EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

CECO Environmental Corp.

Cincinnati, Ohio

We hereby consent to the incorporation by reference in Registration Statement No. 333-130294 on Form S-3 and Registration Statements Nos. 333-33270 and 333-143527 on Forms S-8 of our reports dated March 13, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CECO Environmental Corp., which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008.

/s/ BDO Seidman, LLP

Chicago, Illinois

March 16, 2009